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                                   EXHIBIT 9

                  CIRCON CORPORATION BOARD URGES STOCKHOLDERS
                       TO DEFER DECISION ON TENDER OFFER

    Circon Corporation, Santa Barbara, California (NASDAQ-NMS:CCON) - August 5, 1996 - Richard A. Auhll, Chairman and President, today announced that Circon's Board of Directors is currently conferring with its financial and legal advisors with respect to the unsolicited tender offer by U.S. Surgical Corporation. Circon will respond to the offer in due course in accordance with its obligations under the securities laws, at which point it will make its recommendation to its stockholders and state its reasons for such recommendation. Circon requests that its stockholders defer making a determination whether to accept or reject U.S. Surgical's tender offer until they have been advised of Circon's position with respect to the offer.

Contact:         R. Bruce Thompson
                Executive Vice President
                Chief Financial Officer
                (805) 685-5100